Exhibit 99.1

Newmark Group, Inc. Reports Fourth Quarter and Full Year 2017 Financial Results

Conference Call to Discuss Results Scheduled for 8:45 AM ET Today

NEW YORK, NY – February 9, 2018 - Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark” or “the Company”), a leading full-service commercial real estate services business, today reported its financial results for the quarter and year ended December 31, 2017. Newmark is a publicly traded subsidiary of BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners”, or “BGC”). BGC separately reported its consolidated financial results today.

Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	4Q17	4Q16	Change	FY17	FY16	Change
Revenues	$460.6	$387.6	18.8%	$1,596.5	$1,350.0	18.3%
Income before income taxes and noncontrolling interests under U.S. Generally Accepted Accounting Principles (“GAAP”)	8.5	54.4	(84.3)%	202.6	171.2	18.3%
GAAP net income (loss) for fully diluted shares	(46.2)	52.4	NMF	117.2	168.4	(30.4)%
Pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	85.2	69.1	23.2%	322.8	185.2	74.3%
Post-tax Adjusted Earnings to fully diluted shareholders	69.2	56.2	23.2%	264.1	151.5	74.3%
Adjusted EBITDA	98.6	69.6	41.7%	348.3	190.8	82.6%
Adjusted EBITDA before allocations to units	98.7	76.7	28.7%	373.5	217.5	71.7%

Per Share Results[2]	4Q17	4Q16	Change	FY17	FY16	Change
GAAP net income (loss) per fully diluted share	$(0.34)	N/A	N/A	$0.85	N/A	N/A
Pre-tax Adjusted Earnings per share	$0.36	$0.31	16.1%	$1.41	$0.84	67.9%
Post-tax Adjusted Earnings per share	$0.30	$0.26	15.4%	$1.15	$0.69	66.7%

Management Comments

“Newmark had a great quarter and a great 2017, generating over 18 percent growth in overall revenues for both the quarter and year,” said Howard W. Lutnick, Chairman of Newmark. “We also generated strong full year growth in pre-tax earnings for the year. Given these results, and our expectation of strong growth for the full year 2018, the Company’s Board of Directors expects to institute a quarterly dividend to common shareholders of up to 25 percent of our annualized Adjusted Earnings per share3 starting next quarter”.

Barry M. Gosin, Chief Executive Officer of Newmark, added: “Our strong performance included double-digit top-line increases from leasing, servicing fees, and Global Corporate Services. Our 19 percent increase in capital markets revenues for the year was driven by a 24 percent increase in investment sales volume and an 85 percent increase in mortgage brokerage volume.4

[1]	See the sections of this document including “Adjusted Earnings Defined”, “Differences between Consolidated Results for Adjusted Earnings and GAAP”, “Reconciliation of GAAP income (loss) to adjusted earnings”, “Adjusted EBITDA and Adjusted EBITDA Before Allocations to Units Defined”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed herein. See also the tables in BGC’s separate fourth quarter and full year 2017 financial results press release for a reconciliation of Newmark’s stand-alone results compared with BGC’s Real Estate Services segment results.
[2]	As Newmark’s initial public offering (“IPO”) occurred in the fourth quarter of 2017, Newmark had no shares outstanding in the prior year periods under GAAP. Prior year pre-tax Adjusted Earnings per share and post-tax Adjusted Earnings per share are based on a methodology consistent with that used for the current year periods. See the section of this document titled “Consolidated Share Count” for more details on this methodology.
[3]	Newmark’s quarterly dividend, if any, is expected to be based upon an estimate of the Company’s full year post-tax adjusted earnings per share. Any quarterly dividend would be paid ratably for the four quarters of a given fiscal year based on this annualized estimate. The Board is expected to determine at least once a year if, when, and how much to pay with respect to such dividends.
[4]	Investment sales figures include investment sales and equity advisory transactions, while mortgage brokerage includes debt placement transactions, all measured in notional terms.

“More than 80 percent of our overall revenue growth for both the quarter and year was organic. This was driven by 16 percent and 14 percent year-on-year increases in average revenue per front office employee for the quarter and year, respectively.5

“I’m very proud of all that our partners and employees have achieved in 2017. We believe we are well-positioned to continue to increase profitability, acquire accretively, increase cross-selling, and fully integrate our capital markets, mortgage banking, and mortgage brokerage service lines. We are confident in our ability to grow faster than our peers”.

Online Availability of Investor Presentation and Additional Financial Tables

Investors should note that an investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the HTML version of the release at http://ir.ngkf.com or http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Those viewing this press release on these websites should see the link to the tables and presentation near the top of the page.

Discussion of Financial Results

Unless otherwise stated, all results provided in this document compare the fourth quarter and/or full year 2017 with the respective year-earlier periods. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain and year-on-year percentage changes. BGC is the largest and controlling shareholder of Newmark. As a result, BGC consolidates the results of Newmark and reports them as its Real Estate Services segment. These segment results may differ from those of Newmark as a stand-alone company with respect to revenues, pre-tax GAAP income and pre-tax Adjusted Earnings. These differences are reconciled in the tables in BGC’s separate fourth quarter and full year 2017 financial results press release titled “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for Revenues”, “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for GAAP Income (Loss) From Operations before Income Taxes” and “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for Pre-Tax Adjusted Earnings”.

Newmark’s financial results have been recast to include the results of Berkeley Point6 for all periods discussed in this document because this transaction involved a combination of entities under common control. All year-on-year comparisons in this document reflect the recast results.

[5]	The average revenue per producer figures are based only on “leasing and other commissions”, “capital markets”, and “gains from mortgage banking activities, net” revenues and corresponding producers. The productivity figures exclude both revenues and staff in “management services, servicing fees and other.” Headcount numbers used in this calculation are based on a period average.
[6]	On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC, which together are referred to as “Berkeley Point” or “BPF”. BPF is now a subsidiary of Newmark.

Revenue and Other Income Detail

Newmark Summary Results (USD millions)	4Q17	4Q16	Change	FY17	FY16	Change
Leasing and other commissions	$186.1	$144.5	28.8%	$617.0	$513.8	20.1%
Capital markets	126.9	100.8	25.8%	397.7	335.6	18.5%
Gains from mortgage banking activities, net	41.7	54.4	(23.2)%	206.0	193.4	6.5%
Management services, servicing fees, and other	105.8	87.9	20.5%	375.7	307.2	22.3%
Total Revenues	460.6	387.6	18.8%	1,596.5	1,350.0	18.3%
Other income (loss)[7]	(2.0)	(0.7)	NMF	73.9	15.3	NMF

Industry-wide, commercial real estate services companies tend to be seasonally impacted, with weaker first calendar quarter revenues and profitability and stronger revenues and profitability in the fourth calendar quarter. Newmark’s annual increases in revenue and profitability were led by improved revenue per front office employee, which was up 14 percent year-on-year in 2017 to $806,000 per broker/salesperson. Profitability also improved because “Other income (loss)” for the full year 2017 included $76 million related to the Nasdaq payment and associated mark-to-market movements and/or hedging.8 As BGC transferred the right to receive these shares to Newmark during 2017, there was no corresponding payment in 2016.

Berkeley Point’s GSE and FHA multifamily loan originations were up by 16 percent in notional terms9 year-on-year in 2017. Revenues related to loan originations are reflected as part of “gains from mortgage banking activities, net.” The timing of these loan originations can often vary from period to period, which makes full year comparisons more meaningful. The combination of Berkeley Point’s top five multifamily agency lender with ARA’s top two multifamily investment sales business is expected to create significant revenue and earnings growth across the Company’s platform in 2018 and future years.10 Berkeley Point therefore expects loan originations to increase by at least 25 percent for full year 2018.

[7]	This item appears below “Total expenses” and above “Income (loss) from operations” in the GAAP income statement shown later in this document.
[8]	On June 28, 2013, BGC sold eSpeed to Nasdaq, Inc. (“Nasdaq”). The purchase consideration consisted of $750 million in cash paid upon closing, plus an expected payment of up to 14.9 million shares of Nasdaq common stock to be paid ratably over 15 years beginning in 2013, assuming that Nasdaq, as a whole, generates at least $25 million in gross revenues each of these years. “Payments” may be used interchangeably with the Nasdaq share “earn-out”. The value of these Nasdaq shares discussed in this document are based on the closing price as of February 8, 2018.
[9]	“GSE” is used to refer to a government-sponsored enterprise such as Fannie Mae or Freddie Mac. “FHA” is used to refer to the Federal Housing Administration. Berkeley Point calculates volumes based on when loans are rate locked, which is consistent with how revenues are recorded for “Gains from mortgage banking activities, net”. The GSEs multifamily agency volume statistics for BPF and the industry are based on when loans are sold and/or securitized, and generally lag those reported by Newmark by as much as a quarter.
[10]	ARA is the Company’s multifamily investment sales business. The rankings for BPF and ARA are based on those for the full year 2017 as released during the first quarter of 2018 separately by Fannie Mae, Freddie Mac, Real Capital Analytics, and Real Estate Alert.

Consolidated Expenses11

Consolidated Expenses (USD millions)	4Q17	4Q16	Change	FY17	FY16	Change
Compensation and employee benefits under GAAP	$295.6	$231.9	27.5%	$1,020.2	$850.0	20.0%
Allocations of net income and grant of exchangeability to limited partnership units	61.9	32.3	91.7%	114.7	72.3	58.5%
Non-compensation expenses under GAAP	91.1	69.3	31.4%	335.7	275.6	21.8%
Total expenses under GAAP	448.6	333.5	34.5%	1,470.6	1,197.8	22.8%
Compensation and employee benefits for Adjusted Earnings	282.2	228.8	23.4%	984.1	831.8	18.3%
Non-compensation expenses for Adjusted Earnings	92.0	90.7	1.4%	370.5	336.8	10.0%
Total expenses for Adjusted Earnings	374.2	319.5	17.1%	1,354.6	1,168.6	15.9%

GAAP expenses for fourth quarter and full year 2017 includes one-time charges of $1.4 million and $2.7 million related to the IPO. Expenses for Adjusted Earnings were higher than those for GAAP in the fourth quarter of 2016 due to the net impact of non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”).12 The Company’s expenses also reflect the impact of higher revenues on variable compensation, recent acquisitions, and hires.

Taxes and Noncontrolling Interest

Taxes (USD millions)	4Q17	4Q16	Change	FY17	FY16	Change
GAAP provision for income taxes	$54.1	$2.0	NMF	$57.5	$4.0	NMF
Provision for income taxes for Adjusted Earnings	15.3	13.0	18.0%	58.1	34.8	66.9%
Net income (loss) attributable to noncontrolling interest in subsidiaries for GAAP and Adjusted Earnings	0.6	(0.1)	NMF	0.6	(1.2)	NMF

As a result of the 2017 U.S. Tax Cuts and Jobs Act passed on December 22, 2017, Newmark’s GAAP provision for income taxes included a one-time charge of approximately $64.7 million to reflect the re-measurement of the Company’s deferred tax assets. Taxes under GAAP and Adjusted Earnings also increased in the quarter and year due to the change in Newmark’s corporate structure that occurred in 2017 in conjunction with the Company’s initial public offering, which impacted the mix of allocable earnings among legal entities taxed as corporations versus pass-through. Taxes for Adjusted Earnings excluded the effect of the 2017 U.S. Tax Cuts and Jobs Act.

Consolidated Share Count

Consolidated Share Count (USD millions)	4Q17	4Q16	Change	FY17	FY16	Change
Fully diluted weighted-average share count under GAAP	136.7	NA	NA	138.4	NA	NA
Fully diluted weighted-average share count for Adjusted Earnings	233.4	220.0	6.1%	229.5	219.9	4.3%

[11]	In the fourth quarter and full year 2017, this included $61.8 million and $89.4 million, respectively, in grants of exchangeability and $0.1 million and $25.2 million, respectively, in allocation of net income to limited partnership units. In the fourth quarter and full year 2016, this included $25.2 million and $45.6 million, respectively, in grants of exchangeability and $7.1 million and $26.7 million, respectively, in allocation of net income to limited partnership units.
[12]	See “Adjusted Earnings Defined” for more information on how OMSRs and MSRs impact non-GAAP results.

The fully diluted share count of Newmark outstanding immediately prior to its IPO was equal to BGC’s fully diluted share count divided by 2.2. Newmark’s fully diluted share counts for Adjusted Earnings use a similar methodology to calculate share count for periods prior to the IPO.13 The GAAP share count was lower than that for Adjusted Earnings for the fourth quarter because it excluded certain share equivalents in order to avoid anti-dilution. For additional information on this, please see the section of this document titled “Adjustments Made to Calculate Pre-Tax Adjusted Earnings”. The Company’s fully diluted share count as of December 31, 2017 was 234.2 million.

Select Balance Sheet Data

Select Balance Sheet Data (USD millions except per share data)	December 31, 2017	December 31, 2016
Cash and cash equivalents	$121.0	$66.6
Long-term debt[14]	$1,083.2	$0.0

Long-term debt increased primarily due to the acquisition of Berkeley Point for $875 million and the investment of $100 million in cash for approximately 27 percent of the capital in a commercial real estate-related finance company. In connection with these aforementioned transactions, BGC entered into a $400 million two-year unsecured senior revolving credit facility and a two-year $575 million unsecured senior term loan. As a result of the separation and IPO, Newmark assumed these loans from BGC plus accrued unpaid interest. The proceeds of the Newmark IPO repaid $304.3 million of the term loan.

The Company’s balance sheet does not yet reflect the anticipated receipt of approximately $746 million worth of additional Nasdaq stock over time, because these payments are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq generated gross revenues of approximately $4.0 billion in 2017.

Impact of ASC 606 on Newmark’s Future Results

From 2014 through 2016, the Financial Accounting Standards Board (“FASB”) issued several accounting standard updates, which together comprise Accounting Standards Codification Topic 606 Revenue from Contracts with Customers (“ASC 606”). Beginning in the first quarter of 2018, the Company will record its financial results to conform to ASC 606. The Company has elected to adopt the guidance using the modified retrospective approach, under which the Company will apply the new standard only to new contracts initiated on or after January 1, 2018 and record the transition adjustments in its retained earnings.

Under this approach, Newmark will not record revenues or earnings related to “Leasing and other commissions” with respect to cash received for contingent revenue as of December 31, 2017, in relation to contracts signed prior to January 1, 2018, for which services have already been completed. Instead, the Company will record this contingent revenue and related commission payments on the balance sheet on January 1, 2018, with a corresponding increase of approximately $24 million to retained earnings as part of “Total stockholders’ equity”. Over time, the Company expects to receive $24 million of cash related to these “Leasing and other commissions” receivables, primarily over the course of 2018 and 2019. This cash, however, is no longer expected to be recorded as GAAP net income, Adjusted Earnings, or Adjusted EBITDA.

[13]	BGC’s fully diluted weighted average share counts for the fourth quarter and full year 2016 were 433.4 million and 433.2 million shares, respectively. The methodology for calculating Newmark’s prior year share count for Adjusted Earnings per share is based upon BGC’s fully diluted weighted-average share count for the prior year periods divided by 2.2 and added to the 23 million shares issued by Newmark in the IPO.
[14]	This is the sum of “Long-term debt and “Long-term debt payable to related parties.”

The adoption of ASC 606 is also expected to impact the Company’s recognition of revenue from its outsourcing businesses, which are recorded as part of “Management services, servicing fees, and other.” Implementation of the updated principal versus agent considerations under ASC 606 is expected to increase the proportion of reimbursable expenses related to the Company’s outsourcing activities accounted for as revenue on a gross basis. This will result in an increase in revenue and a corresponding increase in cost of revenue, with no impact on earnings for periods from January 1, 2018 onward. For full year 2018, this is expected to increase Newmark’s revenues by approximately $100 million, all else equal, with a corresponding increase in costs attributable to these revenues.

Outlook for the full year 2018 Compared with full year 2017

•	Newmark expects to produce 2018 revenues of between approximately $1,900 million and $2,050 million, which would represent an increase of between 19 percent and 28 percent compared with $1,596.5 million. This reflects the additional $100 million in management services revenue related to aforementioned impact of ASC 606.

•	Newmark anticipates its 2018 tax rate for Adjusted Earnings to be in the range of approximately 12 percent and 14 percent, compared with 18 percent. In addition to the expected increase in Adjusted Earnings, the Company’s balance sheet will record an increase of approximately $24 million to retained earnings related to ASC 606.

•	Newmark expects 2018 post-tax Adjusted Earnings per share to be in the range of approximately $1.40 and $1.60, or an increase of between 22 percent and 39 percent versus $1.15.

The Company anticipates updating its full year guidance periodically over the course of 2018.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted EBITDA,” “Adjusted EBITDA before allocation to units,” “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings.” These terms are defined later in this document.

Differences between Consolidated Results for Adjusted Earnings and GAAP

The following sections describe the main differences between results as calculated for Adjusted Earnings and GAAP for the periods discussed herein.

Differences between Compensation Expenses for Adjusted Earnings and GAAP

In the fourth quarter and full year 2017, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $61.8 million and $89.4 million, respectively, in grants of exchangeability with respect to units of BGC held by certain Newmark partners; $0.1 million and $25.2 million, respectively, in allocation of net income to limited partnership units and FPUs; and (charges)/gains related to additional reserves on employee loans of $3.4 million and $26.1 million, respectively. Fourth quarter and full year compensation expenses for Adjusted Earnings also excludes $10.0 million in other non-cash and non-dilutive GAAP compensation charges, with no corresponding items a year earlier.

In the fourth quarter and full year 2016, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to the $25.2 million and $45.6 million, respectively, in grants of exchangeability; $7.1 million and $26.7 million, respectively, in allocation of net income to limited partnership units and FPUs; and charges related to additional reserves on employee loans of $3.1 million and $18.2 million, respectively.

Impact of OMSRs and MSRs on Non-Compensation Expenses for Adjusted Earnings

GAAP income from operations before income taxes for the fourth quarter and full year 2017 includes a $3.3 million non-cash gain and a $48.5 million non-cash gain, respectively, attributable to OMSRs net of MSRs. In the year earlier periods, the comparable gains attributable to OMSRs net of amortization of MSRs were $23.6 million and $66.2 million. These non-cash GAAP net gains were excluded from pre-tax Adjusted Earnings calculations as an adjustment to non-compensation expenses.

Other Differences between Non-compensation Expenses for Adjusted Earnings and GAAP

In addition to the adjustments related to OMSRs and MSRs, the difference between non-compensation expenses in the fourth quarter and full year 2017 as calculated for GAAP and Adjusted Earnings also included $0.9 million and $11.0 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $1.5 million and $2.7 million, respectively of non-recurring costs associated with the IPO.

In addition to the adjustments related to OMSRs and MSRs, the difference between non-compensation expenses in the fourth quarter and full year 2016 as calculated for GAAP and Adjusted Earnings also included $1.4 million and $4.1 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $0.8 million and $0.9 million, respectively of non-recurring costs associated with the IPO.

Differences between Taxes for Adjusted Earnings and GAAP

Newmark’s GAAP provision for income taxes is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $54.1 million and $57.5 million for the fourth quarter and full year 2017, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The provision for income taxes with respect to Adjusted Earnings was modified by $(38.8) million and $(0.6) million for the fourth quarter and full year 2017, respectively. As a result, the respective provisions for income taxes for Adjusted Earnings was $15.3 million and $58.1 million for fourth quarter and full year 2017. The Company did not include the effect of the 2017 U.S. Tax Cuts and Jobs Act when calculating the Adjusted Earnings provision for income taxes.

Newmark’s GAAP provision for income taxes was $2.0 million and 4.0 million for the fourth quarter and full year 2016, respectively. The Company’s provision for income taxes with respect to Adjusted Earnings was modified by $(11.0) million and $(30.8) million for the fourth quarter and full year 2016, respectively, using the same methodology described above. As a result, the respective provisions for income taxes for Adjusted Earnings was $13.0 million and $34.8 million for fourth quarter and full year 2016.

Conference Call and Investor Presentation

Newmark will host a conference call at 8:45 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s consolidated Adjusted Earnings results, is expected to be accessible via either of the following sites: http://ir.ngkf.com or http://ir.bgcpartners.com

A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.ngkf.com or http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	2/9/2018 at 8:45 a.m. ET
U.S. Dial In:	1-866-393-4306
International Dial In:	1-734-385-2616
Passcode:	228-7195

REPLAY:
Available From – To:	2/9/2018 11:45 a.m. ET – 2/16/2018 11:59 p.m. ET
U.S. Dial In:	1-855-859-2056
International Dial In:	1-404-537-3406
Passcode:	228-7195

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Investors and analysts should note that since BGC consolidates Newmark’s results as its Real Estate Services segment, BGC’s separate financial results earnings release, conference call, and related materials may be of interest to Newmark’s investors. Details regarding this information can be found at http://ir.bgcpartners.com.

Adjusted Earnings Defined

Newmark uses non-GAAP financial measures including, but not limited to, “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings,” which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for, among other things, dividends and/or distributions to Newmark’s common stockholders and holders of Newmark Holdings partnership units during any period.

As compared with items such as “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares” all prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash compensation and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of Newmark.

Adjustments Made to Calculate Pre-Tax Adjusted Earnings

Newmark defines pre-tax Adjusted Earnings as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries excluding certain items, such as:

•	Non-cash asset impairment charges, if any;

•	Allocations of net income to limited partnership units;

•	Non-cash charges related to the amortization of intangibles with respect to acquisitions;

•	Non-cash charges relating to grants of exchangeability to limited partnership units.

Virtually all of the Company’s key executives and producers have partnership or equity stakes in the Company and receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by the Company’s executives, partners and employees. The Company issues limited partnership units and grants exchangeability to unit holders to provide liquidity to Newmark’s employees, to align the interests of the Company’s employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

When the Company issues limited partnership units, the shares of common stock into which the units can be ultimately exchanged are included in Newmark’s fully diluted share count for Adjusted Earnings at the beginning of the subsequent quarter after the date of grant. Newmark includes such shares in the Company’s fully diluted share count when the unit is granted because the unit holder is expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share and because the holder could be granted the ability to exchange their units into shares of common stock in the future. Non-cash charges with respect to grants of exchangeability reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP. The amount of non-cash charges relating to grants of exchangeability the Company uses to calculate pre-tax Adjusted Earnings on a quarterly basis is based upon the Company’s estimate of expected grants of exchangeability to limited partnership units during the annual period, as described further below under “Adjustments Made to Calculate Post-Tax Adjusted Earnings.”

Adjusted Earnings also excludes non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refer to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which the Company refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings (and Adjusted EBITDA) in future periods.

Additionally, Adjusted Earnings calculations exclude certain unusual, one-time or non-recurring items, if any. These items are excluded from Adjusted Earnings because the Company views excluding such items as a better reflection of the ongoing, ordinary operations of Newmark. Newmark’s definition of Adjusted Earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. Management believes that excluding such gains and charges also best reflects the ongoing operating performance of Newmark.

Adjustments Made to Calculate Post-Tax Adjusted Earnings

Because Adjusted Earnings are calculated on a pre-tax basis, Newmark also intends to report post-tax Adjusted Earnings to fully diluted stockholders. Newmark defines post-tax Adjusted Earnings to fully diluted stockholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected grants of exchangeability to limited partnership units during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include non-cash charges with respect to grants of exchangeability, certain charges related to employee loan forgiveness, certain net operating loss carryforwards when taken for statutory purposes, and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, variations in the value of certain deferred tax assets and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these previously described adjustments, the result is the Company’s taxable income for Newmark’s pre-tax Adjusted Earnings, to which the Company then applies the statutory tax rates. This amount is the Company’s non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of Newmark’s non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of non-cash charges relating to the grants of exchangeability to limited partnership units. Because the non-cash charges relating to the grants of exchangeability are deductible in accordance with applicable tax laws, increases in exchangeability have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing Newmark’s post-tax Adjusted Earnings.

Management uses post-tax Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units.

Newmark incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre-Tax and Post-Tax Adjusted Earnings per Share

Newmark’s Adjusted Earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

The share count for Adjusted Earnings excludes certain shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s common stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per fully diluted share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of pre-tax Adjusted Earnings using the fully diluted share count. The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its board of directors using the fully diluted share count.

Other Matters with Respect to Adjusted Earnings

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that Adjusted Earnings measures and the GAAP measures of financial performance should be considered together.

Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain Adjusted Earnings measures from time to time. However, the Company does not anticipate providing an outlook for GAAP results other than revenue. This is because certain GAAP items, which are excluded from Adjusted Earnings, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible to forecast GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless Newmark makes unreasonable efforts. The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

•	Allocations of net income and grants of exchangeability to limited partnership units, which are determined at the discretion of management throughout and up to the period-end;

•	The impact of certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;

•	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and

•	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Adjusted EBITDA and Adjusted EBITDA Before Allocations to Units Defined

Newmark provides a non-GAAP financial performance measure, “Adjusted EBITDA,” which the Company defines as “Net income (loss) for fully diluted shares” derived in accordance with GAAP and adjusted for the addition of the following items (the last two items of which are discussed further in section of this documents called “Adjustments Made to Calculate Pre-Tax Adjusted Earnings.”)

•	Provision (benefit) for income taxes;

•	Net income (loss) attributable to noncontrolling interest;

•	Employee loan amortization and reserves on employee loans;

•	Interest expense;

•	Fixed asset depreciation and intangible asset amortization;

•	Non-cash charges relating to grants of exchangeability to limited partnership units;

•	Other non-cash charges related to equity-based compensation;

•	Other non-cash income (loss); and

•	Net non-cash GAAP gains related to OMSRs and MSRs amortization.

The Company also discloses “Adjusted EBITDA before allocations to units,” which is Adjusted EBITDA excluding GAAP charges with respect to allocations of net income to limited partnership units. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are included in the fully-diluted share count, and are exchangeable on a one-to-one basis, subject to certain adjustments, into shares of Newmark’s Class A common stock. As these units are exchanged into shares of the Company’s Class A common stock, unit holders will become entitled to cash dividends paid on the shares of the Class A common stock rather than cash distributions in respect of the units. The Company views such allocations as economically equivalent to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded by investors when analyzing Newmark’s results on a fully-diluted basis with respect to Adjusted EBITDA.

The Company’s management believes that these Adjusted EBITDA measures are useful in evaluating Newmark’s operating performance, because the calculations of these measures generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. Newmark believes that these Adjusted EBITDA measures are useful to investors to assist them in achieving a more complete picture of the Company’s financial condition and results of operations.

Because these Adjusted EBITDA measures are not recognized measurements under GAAP, investors should use these measures in addition to “Net income (loss) for fully diluted shares” when analyzing Newmark’s operating performance. Because not all companies use identical Adjusted EBITDA calculations, the Company’s presentation of these Adjusted EBITDA measures may not be comparable to similarly-titled measures of other companies. Furthermore, these Adjusted EBITDA measures are not intended to be measures of free cash flow or GAAP cash flow from operations, because these Adjusted EBITDA measures do not consider certain cash requirements, such as tax and debt service payments.

See the reconciliation table “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” elsewhere in this document for additional information on this topic.

Liquidity Defined

Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. The Company considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

About Newmark Group, Inc.

Newmark is a full-service commercial real estate services business that offers a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Newmark’s investor/owner services and products include capital markets (including investment sales), agency leasing, property management, valuation and advisory, diligence and underwriting and, under other trademarks and names like Berkeley Point and NKF Capital Markets, government sponsored enterprise lending, loan servicing, debt and structured finance and loan sales. Newmark’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio. Newmark has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies.

Newmark, which is listed on the NASDAQ Global Select Market under the symbol “NMRK”, is a publicly traded subsidiary of BGC Partners, Inc. (“BGC”), a leading global brokerage company servicing the financial and real estate markets. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol “BGCA”.

Note Regarding the Intellectual Property of BGC and Newmark

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, ColleX, Newmark, Grubb & Ellis, ARA, Computerized Facility Integration, Landauer, Lucera, and Excess Space, Excess Space Retail Services, Inc., Berkeley Point and Grubb are trademarks/service marks, and/or registered trademarks/service marks and/or service marks of Newmark Group, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Discussion of Forward-Looking Statements about Newmark and BGC

Statements in this document regarding Newmark and BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, Newmark and BGC undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark’s and BGC’s Securities and Exchange Commission filings, including, but not limited to, any updates to such risk factors contained in subsequent Forms 10-K, 10-Q, or Forms 8-K.

NEWMARK GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	December 31, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$121,027	$66,627
Restricted cash	52,347	50,927
Marketable securities	57,623	—
Loans held for sale	362,635	1,071,836
Receivables, net	210,471	151,169
Receivables from related parties	—	108,817
Other current assets	20,994	33,369

Total current assets	825,097	1,482,745
Goodwill	477,532	412,846
Mortgage servicing rights, net	392,626	339,816
Loans, forgivable loans and other receivables from employees and partners	209,549	184,159
Fixed assets, net	64,822	56,450
Other intangible assets, net	24,921	30,312
Other assets	278,460	28,360

Total assets	$2,273,007	$2,534,688

Current Liabilities:
Warehouse notes payable	$360,440	$257,969
Accrued compensation	205,395	155,017
Current portion of accounts payable, accrued expenses and other liabilities	124,961	108,226
Secured loans	57,623	—
Current portion of payables to related parties	34,169	889,162

Total current liabilities	782,588	1,410,374
Long-term debt	670,710	—
Long-term debt payable to related parties	412,500	—
Other long term liabilities	163,795	140,531

Total liabilities	2,029,593	1,550,905

Commitments and contingencies

Equity:
Total equity (1)	243,414	983,783

Total liabilities and equity	$2,273,007	$2,534,688

(1)	Includes “redeemable partnership interests,” “noncontrolling interests” and “total stockholders’ equity.”

NEWMARK GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Commissions	313,011	245,347	1,014,716	849,419
Gains from mortgage banking activities, net	41,737	54,378	206,000	193,387
Management services, servicing fees and other	105,848	87,860	375,734	307,177

Total revenues	460,596	387,585	1,596,450	1,349,983

Expenses:
Compensation and employee benefits	295,577	231,909	1,020,183	849,975
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	61,940	32,316	114,657	72,318

Total compensation and employee benefits	357,517	264,225	1,134,840	922,293
Operating, administrative and other	60,083	53,118	219,163	185,344
Fees to related parties	6,531	2,348	20,771	18,010
Depreciation and amortization	24,438	13,840	95,815	72,197

Total non-compensation expenses	91,052	69,306	335,749	275,551

Total expenses	448,569	333,531	1,470,589	1,197,844

Other income (losses), net:
Other income (loss)	(2,029)	(684)	73,927	15,279

Total other income (losses), net	(2,029)	(684)	73,927	15,279

Income (loss) from operations	9,998	53,370	199,788	167,418
Interest (income) expense , net	1,454	(1,021)	(2,786)	(3,787)

Income before income taxes and noncontrolling interests	8,544	54,391	202,574	171,205

Provision (benefit) for income taxes	54,082	2,009	57,478	3,993

Consolidated net income (loss)	$(45,538)	$52,382	$145,096	$167,212

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	633	(69)	604	(1,189)

Net income (loss) available to common stockholders	$(46,171)	$52,451	$144,492	$168,401

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$(46,171)	N/A	$144,492	N/A

Basic earnings per share	$(0.34)	N/A	$1.08	N/A

Basic weighted-average shares of common stock outstanding	136,659	N/A	133,413	N/A

Fully diluted earnings per share
Net income (loss) for fully diluted shares	(46,171)	N/A	$117,217	N/A

Fully diluted earnings per share	$(0.34)	N/A	$0.85	N/A

Fully diluted weighted-average shares of common stock outstanding	136,659	N/A	138,398	N/A

Dividends declared per share of common stock	$—	N/A	$—	N/A

Dividends declared and paid per share of common stock	$—	N/A	$—	N/A

NEWMARK GROUP, INC.

Reconciliation of GAAP Income (Loss) to Adjusted EBITDA

(in thousands) (unaudited)

	Q4 2017	Q4 2016	FY 2017	FY 2016
GAAP Net income (loss) available to common stockholders	$(46,171)	$52,451	$144,492	$168,401

Add back:
Provision (benefit) for income taxes	54,082	2,009	57,478	3,993
Net income (loss) attributable to noncontrolling interest in subsidiaries	633	(69)	604	(1,189)
OMSR Revenue	(23,379)	(33,474)	(120,970)	(124,361)
MSR Amortization	20,120	9,869	72,518	58,140
Other Depreciation and Amortization	4,318	3,972	23,297	14,057

Depreciation and amortization	24,438	13,841	95,815	72,197
Grant of Exchangeability to limited partnership units (1)	61,830	25,200	89,435	45,573
Other Equity Based Compensation	14,137	3,027	32,482	14,763
Employee loan amortization and reserves on employee loans	5,456	5,117	34,420	25,791
Non-Recurring (Gains) / Losses	3,732	1,518	6,929	(14,410)
Other non-cash, non-dilutive, non-economic items	1,032	0	4,749	0
Interest expense (2)	2,841	2	2,885	17

Adjusted EBITDA	$98,631	$69,622	$348,319	$190,775

Allocations of net income	110	7,116	25,222	26,745

Adjusted EBITDA before allocations to units	$98,741	$76,738	$373,541	$217,520

(1)	Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.
(2)	The Interest expense add back for Adjusted EBITDA excludes $4.5 million and $2.5 million of operating interest on Warehouse notes payable for Q4 2017 and Q4 2016, respectively.

NEWMARK GROUP, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EARNINGS AND

GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS

(in thousands, except per share data)

(unaudited)

	Q4 2017	Q4 2016	FY 2017	FY 2016
Net income (loss) available to common stockholders	$(46,171)	$52,451	$144,492	$168,401
Provision (benefit) for income taxes	54,082	2,009	57,478	3,993
Net income (loss) attributable to noncontrolling interest in subsidiaries	633	(69)	604	(1,189)

Pre-tax adjustments:

Reserves on employee loans	3,355	3,142	26,055	18,142
OMSR Revenue	(23,379)	(33,474)	(120,970)	(124,361)
MSR amortization	20,120	9,869	72,518	58,140
Grant of exchangeability to limited partnership units	61,830	25,200	89,435	45,573
Intangible Asset Amortization	867	1,367	11,046	4,126
Non recurring (Gains) / Losses	3,732	1,518	6,929	(14,410)
Other non-cash, non-dilutive, non-economic items	10,000	—	10,000	—
Allocation of Net Income	110	7,116	25,221	26,746

Total pre-tax adjustments	76,635	14,738	120,234	13,956
Adjusted Earnings	$85,179	$69,129	$322,808	$185,161

GAAP net income (loss) available to common stockholders	$(46,171)	$52,451	$144,492	$168,401
Total pre-tax adjustments (from above)	76,635	14,738	120,234	13,956
Income tax adjustment to reflect adjusted earnings taxes	38,750	(10,987)	(627)	(30,817)

Post-tax Adjusted Earnings	$69,214	$56,202	$264,099	$151,540

Per Share Data
GAAP fully diluted earnings per share	$(0.34)	N/A	$0.85	N/A
Less: Allocations of net income to limited partnership units and FPUs, net of tax	0.11	N/A	0.12	N/A
Total pre-tax adjustments (from above)	0.33	0.07	0.52	0.06
Income tax adjustment to reflect adjusted earnings taxes	0.17	(0.05)	(0.00)	(0.14)

Post-tax adjusted earnings per share	$0.30	$0.26	$1.15	$0.69

Pre-tax adjusted earnings per share	$0.36	$0.31	$1.41	$0.84

Fully diluted weighted-average shares of common stock outstanding	233,414	220,005	229,479	219,921

NEWMARK GROUP, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

FOR GAAP AND ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q4 2017	Q4 2016	FY 2017	FY 2016
Common stock outstanding	136,659	N/A	133,413	N/A
Limited partnership units		N/A	3,272	N/A
Cantor units		N/A	1,174	N/A
Founding partner units		N/A	278	N/A
RSUs		N/A	237	N/A
Other		N/A	23	N/A

Fully diluted weighted-average share count for GAAP	136,659	—	138,397	—

Adjusted Earnings Adjustments:
Common stock outstanding	18,555		20,213
Limited partnership units	47,880		42,280
Cantor units	23,586		22,172
Founding partner units	5,882		5,846
RSUs	309		—
Other	543		571

Fully diluted weighted-average share count for Adjusted Earnings	233,414	220,005	229,479	219,921

Note:

This methodology divides the relevant historical weighted average share counts of BGC Partners by 2.2 and adds the 23.0 million shares of NMRK Class A common stock issued in the IPO for the period they were outstanding. BGC’s fully diluted weighted average share counts for the fourth quarter and full year 2017 were 462.9 million and 454.3 million, respectively, and 433.2 million and 433.4 million for the fourth quarter and full year 2016, respectively.

Newmark’s post-tax Adjusted Earnings per share for the fourth quarter and full year 2017 under this methodology is $0.30 and $1.15 respectively, and $0.26 and $0.69, for the fourth quarter and full year 2016, respectively.

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